Spark Appoints Keith Maxwell as Interim CEO
HOUSTON, March 12, 2020 (ACCESSWIRE) -- Spark Energy, Inc’s. ("Spark" or the "Company") (NASDAQ: SPKE), an independent retail energy services company, board of directors announced today that Spark’s founder, W. Keith Maxwell III, has been appointed as Interim Chief Executive Officer and Executive Chairman of the Board, effective immediately. Additionally, Kevin McMinn, formally Chief Sales Officer of Crius Energy and Chief Operating Officer of U.S. Gas & Electric, has been appointed as Spark’s Chief Operating Officer.

Mr. Maxwell is a lifelong entrepreneur, operator, and founded Spark over 20 years ago. He continues to be the Company’s largest shareholder and will remain, a member of the Board, and is extremely committed to his new role. Kevin McMinn has over 20 years of industry experience and has successfully built, operated, and sold several retail energy companies.

About Spark Energy, Inc.
Spark Energy, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 94 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
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Contact: Spark Energy, Inc.
Investors:
Mike Barajas, 832-200-3727
Media:
Kira Jordan, 832-255-7302